Exhibit 99.2
For Immediate Release
Local.com® Appoints New Board Member
IRVINE, Calif., Apr. 28, 2011 — Local.com Corporation (NASDAQ: LOCM), a leading online local media company, today announced the appointment of Lowell W. Robinson to its board of directors.
Robinson brings more than twenty years of senior level strategic management experience in the media, Internet, software and marketing services industries. He has served on five publicly-traded company boards and is currently serving as a board member for The Jones Group, where he serves on their compensation and audit committees. Robinson is also chairman of the board and chairman of the compensation committee for American Consolidated Media Holdings.
From 2007 to 2009, Robinson served as CFO and COO of MIVA, Inc., a publicly-traded online advertising network and digital marketing company, until the company was acquired by Adknowledge. He joined MIVA in 2006 as CFO and chief administrative officer. He also served as senior executive vice president, CFO and chief administrative officer for HotJobs.com from 2000 to 2002. After helping to bring the company to profitability a year ahead of expectations, HotJobs was sold to Yahoo! for approximately $500 million. Prior to joining HotJobs, Robinson was also executive vice president and CFO for PRT Group, a software and IT services company, which raised $62 million in its IPO.
Robinson also served as EVP and CFO for ADVO Inc., the largest direct marketing company on the NYSE with over $1 billion in revenues. Over a three-year period, shareholder value increased 300 percent. Previously, Robinson also held senior financial positions at Citigroup and Kraft Foods, Inc.
“Lowell is a great fit for our company due to his considerable operational experience with major online and offline marketing and advertising companies,” said Heath Clarke, Local.com chairman and CEO. “He is a seasoned executive and board member for publicly-traded companies, and we look forward to his contribution to our continued success.”
Robinson holds a master’s degree in finance from Harvard Business School and a Bachelor of Arts degree in economics from The University of Wisconsin, where he was on the board of their business school from 2006 to 2010 and led their highly acclaimed Directors Summit on corporate governance. He is also a member of The Economic Club of NY.
“I am very pleased to be joining the board of Local.com and look forward to working with Heath, the board and the leadership team in continuing to build and scale the company,” said Robinson. “Heath has built a great company and I believe my marketing services, digital media and financial experience will contribute to its continued growth.”
About Local.com®
Local.com Corporation (NASDAQ: LOCM) owns and operates a leading local search site and network in the United States. The company uses patented and proprietary technologies to provide over 20 million consumers each month with relevant search results for local businesses, products and services on Local.com and over 1,000 partner sites. Local.com powers over 100,000 local websites, and tens of thousands of small businesses use Local.com products and services to reach consumers using a variety of subscription, performance and display advertising and website products. To advertise, or for more information visit: http://www.local.com/.
Forward Looking Statements
All statements other than statements of historical fact included in this document regarding our anticipated financial position, business strategy and plans and objectives of our management for future operations, are forward-looking statements. When used in this report, words such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘plans,’ ‘expect,’ ‘intend,’ ‘projects,’ ‘feel’ and similar expressions and phrases, as they relate to Local.com or our management, identify forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, Yahoo!-Bing paying less RPC and revenues to us for our search results, our ability to adapt our business following the Yahoo!-Bing integration or to improve our RPCs and revenues following that integration, our ability to monetize the Local.com domain, including at a profit, our ability to retain monetization partners for the Local.com domain and other web properties under our management that allows us to operate profitably, our ability to incorporate our local-search technologies, our ability to market the Local.com domain as a destination for consumers seeking local-search results, our ability to grow our business by enhancing our local-search services, including through businesses we acquire, the future performance of our OCTANE360 business, the integration and future performance of our social buying business, the integration and future performance of the Rovion business once that acquisition is completed, the possibility that the information and estimates used to predict anticipated revenues and expenses associated with the businesses we acquire are not accurate, difficulties executing integration strategies or achieving planned synergies, the possibility that integration costs and go-forward costs associated with the businesses we acquire will be higher than anticipated, our ability to successfully expand our sales channels for new and existing products and services, our ability to increase the number of businesses that purchase our subscription advertising and other business products, our ability to expand our advertiser and distribution networks, our ability to integrate and effectively utilize our acquisitions’ technologies, our ability to develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.
Our Annual Report on Form 10-K/A, subsequent Quarterly Reports on Form 10-Q and recent Current Reports on Form 8-K and Form 8-K/A, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.
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Media Relations Contact:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com